EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-258066 on Form S-1 of American Noble Gas, Inc. of our report dated April 6, 2022, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to our audits of the financial statements of American Noble Gas, Inc. in this Annual Report on Form 10-K of American Noble Gas, Inc. for the year ended December 31, 2021.

/s/ RBSM LLP
RBSM LLP
New York, NY
April 6, 2022

PCAOB ID Number 587